Exhibit 99.1

Avalon Announces Purchase of Karnes County Prospect With Potential Reserves of 3-4 BCF Gas and 75,000 to 100,000 Barrels of Condensate
Thursday May 31, 9:15 am ET

MINNEAPOLIS--(BUSINESS WIRE)--Avalon Oil & Gas, Inc., (OTCBB:AOGN - News) announced today that it has purchased a stake in the Janssen Prospect, Karnes County, Texas. Plans are underway to revitalize the property in conjunction with Tradestar Resources (TSRR.PK), Hot Springs, AR, Bedford Energy (BFDE.PK) Oklahoma City, OK, and Penasco Petroleum, Austin TX.

The Janssen Prospect will be re-completed in the existing vertical wellbore by a sidetrack drilling procedure at a depth of approximately 10,500 feet, and test the Wilcox sand. Total potential reserves are estimated to be 75,000 to 100,000 barrels of condensate and 3 to 4 BCF (billion cubic feet) of gas.

"The Janssen Prospect represents a significant revenue opportunity for Avalon," said Kent Rodriguez, President & CEO of Avalon. "With substantial potential for proven reserves of oil and gas, the Janssen Prospect is a great addition to our portfolio of properties." Avalon currently has a 15% working interest in the property.

About Avalon Oil & Gas, Inc.

Avalon Oil & Gas, Inc. is an oil and gas company engaged in the acquisition of oil and gas producing properties. In addition, Avalon's technology group acquires and develops oil and gas production enhancing technologies. Through its strategic partnership with UTEK, Inc., (UTK:ASE) a transfer technology company, Avalon is building an asset portfolio of innovative technologies in the oil and gas industry to maximize enhancement opportunities at its various oil and gas properties.

About Tradestar Resources Corporation

Tradestar Resources Corporation is an independent energy company that is engaged in the exploration, development, exploitation and acquisition of on-shore and natural gas properties in conventional producing areas in the United States. Tradestar strives to enhance asset value by expanding oil and natural gas reserves, raising production levels and increasing cash flow. Tradestar intends to foster its growth as an independent oil and gas company by investing in only proven producing wells. The company's web site is http://tradestar-corp.com.

Forward-Looking Statements

This press release contains statements, which may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of Avalon Oil & Gas, Inc., and members of its management as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

FOR FURTHER INFORMATION: please visit the company's website at
www.avalonoilinc.com.
---------------------

Contact:
Avalon Oil & Gas, Inc., Minneapolis
Kent Rodriguez, 952-746-9655
Fax: 952-746-5216
-------------------------

Source: Avalon Oil & Gas, Inc.